FREQUENTLY ASKED QUESTIONS

FOR EMPLOYEES HOLDING OPTIONS AND SHARES OF
CLASS A COMMON STOCK OF U.S. XPRESS ENTERPRISES, INC.

The following frequently asked questions ("FAQs") address briefly some questions you may have regarding the tender offer by New Mountain Lake Acquisition Company for issued and outstanding shares of Class A Common Stock of U.S. Xpress Enterprises, Inc. ("U.S. Xpress") at a purchase price of $20.10 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 12, 2007, and in the related Letter of Transmittal.

 These FAQs contain certain information regarding how the tender offer may affect you as an employee, stockholder, and/or optionholder of U.S. Xpress. These FAQs are directed to employees of U.S. Xpress and should not be used by brokers, dealers, commercial banks, trust companies, or other nominees. These FAQs may not address all questions that may be important to you as an employee, stockholder, and/or optionholder of U.S. Xpress.  Please read the Offer to Purchase and the related materials because they contain important information. If you have additional questions about the tender offer or need further assistance, please call the information agent for the tender offer, MacKenzie Partners, Inc. at (800) 322-2885.

General

1.           How long do I have to tender my U.S. Xpress stock in the tender offer?

For all U.S. Xpress stock other than stock owned through the XPRE$$AVINGS 401(k) Plan, the following applies:

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Unless New Mountain Lake Acquisition Company extends the expiration of the tender offer, you will have until 5:00 p.m., New York City time, on Thursday, October 11, 2007, to tender your U.S. Xpress stock in the tender offer.

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If New Mountain Lake Acquisition Company extends the tender offer, it will make an announcement of the new expiration date by press release before 9:00 a.m. New York City time on the first business day after the scheduled expiration of the tender offer.

For U.S. Xpress stock owned through the XPRE$$AVINGS 401(k) Plan, you must submit your tender instructions at least two (2) business days prior to the expiration date of the tender offer as described above.  Unless the expiration of the tender offer is extended, you must submit your tender instructions by 5:00 p.m., New York City time, on Tuesday, October 9, 2007, in the manner described in FAQ #4 below.

2.           Which of my shares of U.S. Xpress stock can be tendered in the tender offer?

You can tender the following shares of U.S. Xpress stock:

•	Shares owned by you through the XPRE$$AVINGS 401(k) Plan. See FAQ #5 and FAQ #6 below for additional information.

•	Shares held by you in the Employee Stock Purchase Plan. See FAQ #7 and FAQ #8 below for additional information.

•	Shares previously issued to you upon exercise of stock options.

•	Vested shares originally granted to you as restricted U.S. Xpress stock. See FAQ #11 and FAQ #12 below for additional information.

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Shares that are registered in your name, outside of any U.S. Xpress stock plan, whether those shares are represented by physical stock certificates in your possession or are held in an account with your broker, dealer, commercial bank, trust company, or other nominee.  See FAQ #13 below for additional information.

2.           Which of my shares of U.S. Xpress stock cannot be tendered in the tender offer?

You cannot tender the following shares of U.S. Xpress stock:

•	Shares issuable to you upon exercise of stock options if those stock options are not exercised. See FAQ #9 and FAQ #10 below for additional information.

•	Unvested shares of restricted U.S. Xpress stock. See FAQ #11 and FAQ #12 below for additional information.

Even though you cannot tender these shares, you still will be entitled to payment for your unexercised stock options and unvested shares of restricted U.S. Xpress stock if the transactions described in the Offer to Purchase are completed. You do not need to take any action in connection with the tender offer to be entitled to these payments. See FAQ #10 and FAQ #12 below for additional information.

3.           How do I tender my U.S. Xpress stock?

The proper method for tendering your U.S. Xpress stock will depend upon how you own that stock.  If your shares of U.S. Xpress stock are:

•	Owned through the XPRE$$AVINGS 401(k) Plan, see FAQ #5 below.

•	Held through the Employee Stock Purchase Plan, see FAQ #7 below.

•	Owned through the vesting of restricted U.S. Xpress stock, see FAQ #11 below.

•	Registered in your name and you hold the physical stock certificates, see FAQ #13 below.

•	Held in an account with your broker, dealer, commercial bank, trust company, or other nominee, see FAQ #13 below.

If you own U.S. Xpress stock in more than one form, you will need to tender that stock through more than one means.  So, for example, if you own U.S. Xpress stock through both the XPRE$$AVINGS 401(k) Plan and the Employee Stock Purchase Plan, you will need to follow the instructions in both FAQ #5 and FAQ #7 below.  As a result, you may receive multiple copies of the Offer to Purchase and related documents.

4.	If the transactions described in the Offer to Purchase are completed, will I receive payment for all of my U.S. Xpress stock and options?

Yes.  If the tender offer is successful, New Mountain Lake Acquisition Company intends to complete its acquisition of all shares of U.S. Xpress stock through a short-form merger.  This merger is expected to occur within one business day after completion of the tender offer.  Once this merger occurs, all shares of U.S. Xpress stock that have not been tendered – including shares owned through the XPRE$$AVINGS 401(k) Plan, shares held in the Employee Stock Purchase Plan, shares of restricted U.S. Xpress stock that are currently unvested, and any other untendered shares you may own – will be converted into the right to receive $20.10 per share.  Further, in connection with this merger, all unexercised options will be cancelled and you will receive payment for any unexercised options you hold as described in FAQ #10 below.

Please note that, with respect to shares of U.S. Xpress stock cancelled in the short-form merger, you may be entitled to assert statutory appraisal rights under Nevada law.  For additional information on these statutory rights, please refer to the section of the Offer to Purchase entitled "Special Factors – Section 7.  Appraisal Rights" beginning on page 38 of the Offer to Purchase.

XPRE$$AVINGS 401(k) Plan

5.	How do I tender U.S. Xpress stock owned through the XPRE$$AVINGS 401(k) Plan?

To tender U.S. Xpress stock owned through the XPRE$$AVINGS 401(k) Plan, you should not use the Letter of Transmittal.  Instead, you should follow the instructions in the "Notice to Participants in the XPRE$$AVINGS 401(k) Plan" and the "Tender Offer Instruction Form – XPRE$$AVINGS 401(k) Plan" that were mailed to you with the Offer to Purchase.  As noted in these instructions, you have three options:

•	You can submit your tender instructions by touch-tone phone by calling 1-866-580-7645;

•	You can submit your tender instructions by Internet at https://www.tabulationsplus.com/xprsa; or

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You can submit your tender instructions by mail by completing and signing the "Tender Offer Instruction Form – XPRE$$AVINGS 401(k) Plan" and returning it to Ellen Philip Associates, Inc. in the reply envelope that was provided to you.

Regardless of how you submit your tender instructions, you can elect to tender any of the following:

•	All of your U.S. Xpress stock held through the XPRE$$AVINGS 401(k) Plan;

•	A percentage of this U.S. Xpress stock, with the percentage chosen by you; or

•	None of this U.S. Xpress stock.

6.	If the transactions described in the Offer to Purchase are completed, what will happen to amounts held in the U.S. Xpress stock fund portion of the XPRE$$AVINGS 401(k) Plan?

If the transactions are completed, amounts held in the U.S. Xpress stock fund, including cash proceeds from the transactions described in the Offer to Purchase, will be transferred automatically to an alternative fund or funds designated by U.S. Xpress.  Once these amounts have been moved to the alternative fund or funds, the amounts will become yours to invest and re-invest at your discretion in other funds available under the XPRE$$AVINGS 401(k) Plan.

Employee Stock Purchase Plan

7.	How do I tender U.S. Xpress stock already purchased through the Employee Stock Purchase Plan?

To tender U.S. Xpress stock already purchased through the Employee Stock Purchase Plan, you will need to complete, sign, and return the Letter of Transmittal that was mailed to you with the Offer to Purchase.

Unless you have requested stock certificates for this U.S. Xpress stock in the past, the stock will not be represented by stock certificates.  As a result, you will not need to enclose stock certificates when you return the Letter of Transmittal.  Instead, you should do the following:

•	You must check one of the three boxes in the first footnote (*) in the table at the bottom of the first page of the Letter of Transmittal. In doing so, you can elect to tender any of the following:

o	All shares of U.S. Xpress stock held by you through the Employee Stock Purchase Plan (by checking the first box);

o	Some of these shares, with the number of shares chosen by you (by checking the second box); or

o	None of these shares (by checking the third box).

•	If you elect to tender only some of your shares of U.S. Xpress stock, you also must write in the total number of shares you wish to tender in the right-hand column of the table on the first page.

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You must complete and sign page 5 of the Letter of Transmittal.  You will not need to complete the information in the two boxes at the top of page 5 unless you want to change your name or address for purposes of receiving payments or deliveries.

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You will not need to have your signature guaranteed on page 6 of the Letter of Transmittal if (i) you are the registered holder of the U.S. Xpress stock and sign the Letter of Transmittal, and (ii) you do not want to change your name or address for purposes of receiving payments or deliveries.

•	You must complete and sign page 10 of the Letter of Transmittal.

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You should return the Letter of Transmittal in the reply envelope that was provided with the Letter of Transmittal and Offer to Purchase.  The address that has been pre-printed on the reply envelope is the correct address for returning the Letter of Transmittal in that envelope.

If, in the past, you have requested stock certificates for U.S. Xpress stock already purchased through the Employee Stock Purchase Plan, you are the owner of that stock outside of the U.S. Xpress stock plans and can tender the U.S. Xpress stock by following the procedures described below in FAQ #13.

8.
If the transactions described in the Offer to Purchase are completed, what will happen to contributions I have made under the Employee Stock Purchase Plan that have not already been used to purchase U.S. Xpress stock?

If the transactions are completed, you will be treated as if these contributions had been used to purchase shares of U.S. Xpress stock under the terms of the Employee Stock Purchase Plan.  You will receive a cash payment on that basis when the Employee Stock Purchase Plan is terminated following the transactions, with the amount of the payment to you calculated in the manner described below.  You do not need to take any action in connection with the tender offer to be eligible for this payment.

The amount that will be payable to you if the transactions are completed will be determined by:

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Calculating the number of whole shares of U.S. Xpress stock that your contributions could buy at a price of $15.61 per share, which is the price established for the current period under the terms of the Employee Stock Purchase Plan;

•	Paying to you an amount equal to $20.10 per share times that number of whole shares; and

•	Returning to you any "left-over" contributions that were not sufficient to buy an additional whole share of U.S. Xpress stock at the $15.61 per share price.

So, for example, if the balance of your contributions is $100.00 at the time the transactions are completed, the pre-tax amount payable to you would be determined as follows:

•	$100.00 of contributions could purchase six (6) whole shares of U.S. Xpress stock at a price of $15.61 per share, for a total purchase price of $93.66;

•	$20.10 per share times six (6) whole shares of U.S. Xpress stock equals $120.60 payable to you; and

•	$100.00 minus $93.66 equals $6.34 of contributions that were not sufficient to buy a whole share of U.S. Xpress stock.

The payment to you in this example would be $126.94 ($120.60 plus $6.34), less any required tax withholding.

Stock Options

9.	Can I tender U.S. Xpress stock subject to my unexercised stock options?

You cannot tender U.S. Xpress stock subject to unexercised stock options unless you first exercise those options by paying the cash exercise price.  As a result, unless you want to exercise your stock options by paying the exercise price in cash, no action is required of you with respect to your stock options in connection with the tender offer.

If you do not exercise your stock options and the transactions described in the Offer to Purchase are completed, you still will be entitled to payment for those options as described in the next FAQ.

If you decide to exercise your stock options by paying the exercise price in cash (and do not engage in a cashless exercise), you will become the owner of U.S. Xpress stock outside of any U.S. Xpress stock plan and will be able to tender the U.S. Xpress stock by following the procedures described below in FAQ #13.

10.	If the transactions described in the Offer to Purchase are completed, what will happen to my unexercised stock options?

If you do not exercise your stock options and the transactions are completed, you will receive payment for your options after the second-step merger is completed.   The amount of the payment for each Class A Share subject to your stock options will be equal to the excess, if any, of $20.10 over the exercise price of your stock options.  This amount will be paid without interest and less any applicable withholding taxes.  You do not need to take any action in connection with the tender offer to be eligible for this payment.

Restricted Stock

11.           How do I tender my restricted stock?

If your restricted U.S. Xpress stock has vested, you are the owner of those shares of U.S. Xpress stock outside of any U.S. Xpress stock plan and can tender the U.S. Xpress stock in the manner described below in FAQ #13.

If your restricted U.S. Xpress stock is unvested, you cannot tender those Class A Shares in the tender offer.  As a result, if your restricted U.S. Xpress stock is unvested, no action is required with respect to that stock in connection with the tender offer.

12.	If the transactions described in the Offer to Purchase are completed, what will happen to my unvested restricted stock?

If the transactions are completed, all of your restricted U.S. Xpress stock will vest and you will receive payment for that stock when the transactions are completed.  The amount of the payment will be equal to $20.10 per share.  You do not need to take any action at this time to be eligible for this payment.

Other U.S. Xpress Stock

13.	How do I tender U.S. Xpress stock owned outside of any U.S. Xpress stock plan?

If you own shares of U.S. Xpress stock outside of any U.S. Xpress stock plan, you should follow the instructions for tendering those shares included in the Offer to Purchase and Letter of Transmittal.  In general, if your Class A Shares are represented by stock certificates that you possess, you will need to do the following:

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You must complete the table at the bottom of page 1 of the Letter of Transmittal, listing the certificate numbers, total number of shares represented by the certificate(s), and number of shares tendered.

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You must complete and sign page 5 of the Letter of Transmittal.  You will not need to complete the information in the two boxes at the top of page 5 unless you want to change your name or address for purposes of receiving payments or deliveries.

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You will not need to have your signature guaranteed on page 6 of the Letter of Transmittal if (i) you are the registered holder of the U.S. Xpress stock and sign the Letter of Transmittal, and (ii) you do not want to change your name or address for purposes of receiving payments or deliveries.

•	You must complete and sign page 10 of the Letter of Transmittal.

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You should return the Letter of Transmittal along with your stock certificate(s) in the reply envelope that was provided with the Letter of Transmittal and Offer to Purchase.  The address that has been pre-printed on the reply envelope is the correct address for returning the Letter of Transmittal in that envelope.

If your Class A Shares are held in an account with your broker, dealer, commercial bank, trust company, or other nominee, you will need to contact your broker, dealer, commercial bank, trust company, or other nominee and request that your U.S. Xpress stock be tendered before the expiration of the tender offer

Additional Questions

If you have additional questions about the tender offer or need further assistance, please call the information agent for the tender offer, MacKenzie Partners, Inc. at (800) 322-2885.

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These FAQs are neither an offer to purchase nor a solicitation of an offer to sell securities.  The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal, and other related tender offer materials) filed by New Mountain Lake Acquisition Company and related parties with the Securities and Exchange Commission ("SEC") on September 12, 2007.  The Tender Offer Statement and related materials, as amended, contain important information that should be read carefully before any decision is made with respect to the tender offer.  Those materials may be obtained for free upon request to MacKenzie Partners, Inc., the information agent for the tender offer, at 105 Madison Avenue, New York, New York 10016, by calling toll free at (800) 322-2885. In addition, all of those materials (and all other offer documents filed with the SEC) are available for free on the SEC's website at www.sec.gov.

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